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Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-191414 on Form F-3 of our report dated April 29, 2016 relating to the consolidated financial statements of Banco Santander (Brasil) S.A. (which report expresses an unqualified opinion and includes an explanatory paragraph relating the supplementary information included in note 42.j under the caption Statements of Value Added), and of our report dated April 29, 2016 relating to the effectiveness of Banco Santander (Brasil) S.A.’s internal control over financial reporting, appearing elsewhere in this Annual Report on Form 20-F of Banco Santander (Brasil) S.A. for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu

Auditores Independentes

São Paulo, Brazil

April 29, 2016

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